EXHIBIT 21.10

                                SUPPLY AGREEMENT

THIS AGREEMENT made as of January 1, 1999

BETWEEN:

SHANTOU VIBRO-TECH INDUSTRIAL AND DEVELOPMENT CO. LTD., a corporation subsisting under the laws of the People's Republic of China, having a place of business at Long Yan Nan Road, Shantou City, Guangdong Province, 510405 People's Republic of China

                                   ("Shantou")

AND: VIBRO-TECH INDUSTRIES LIMITED, a corporation subsisting under the laws of the Hong Kong Special Administrative Region of the People's Republic of China, having a place of business at Rooms 2001-4, Hang Seng Building, 7 Des Voeux Road Central, Hong Kong Special Administrative Region of the People's Republic of China

                                 ("VTI (HKSAR)")

WHEREAS:

A. Under license granted August 25, 1998 Shantou has commenced, and wishes to continue, to manufacture, and to sell in the People's Republic of China, Bearings; B. VTI (HKSAR) has been licensed by agreement dated January 1, 1999 to market and sell Bearings in all other jurisdictions of the world; and

C. VTI (HKSAR) wishes to avail itself of the facilities of Shantou to manufacture Bearings and to obtain Documentation and Enhancements;

WITNESSES that the parties mutually covenant and agree as follows:

ARTICLE 1 DEFINITIONS AND INTERPRETATION

1.01 In this Agreement, including the recitals and schedules to this Agreement, unless the context otherwise requires:

Bearings means the isolated seismic rubber bearings, the incorporeal rights to which are owned by Vibro-Tech, Industries, Inc. and all related Documentation and Enhancements.

Documentation means the user manuals and other written materials relating to the Bearings and relating to the installation, use and testing of the Bearings developed or modified from time to time by Shantou and provided to VTI (HKSAR).

Enhancements means any modifications, improvements or additions to the Bearings done by Shantou.

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Fujita means Fujita Corporation of 4-6-15, Sendagaya, Shibuya-ku, Tokyo 151,
Japan.

HKSAR means the Hong Kong Special Administrative Region of the People's Republic of China.

People's Republic of China means the mainland of the People's Republic of China and does not include Hong Kong.

VTI Property means all right title and interest in and to a patent and certain applications for patents in the People's Republic of China described by numbers patent right registration ZL 95 22 200198, application no. 95 1 09348.7, application no. 95 2 20019.8 and application No. 95 1 09347.9 and any improvements and modifications to such rights owned by Vibro-Tech Industries, Inc. and licensed to be used by Shantou and by VTI (HKSAR).

1.02 This Agreement and all matters arising under this Agreement will be governed by, construed and enforced in accordance with the laws of the People's Republic of China and any proceeding commenced or maintained in connection with this Agreement will be so commenced and maintained in the City of Shantou, Guangdong Province, China to which jurisdiction the parties irrevocably attorn.

1.03 All amounts determined under, or referred to in, this Agreement will be in renminbi and any conversion is necessary such conversion will be done at the rate or rates published by the Bank of China from time to time.

ARTICLE 2 AGREEMENT TO MANUFACTURE

2.01 Shantou will from time to time accept from VTI (HKSAR) orders to manufacture Bearings, and will provide in the English language from time to time all supporting Documentation and incorporate Enhancements for the marketing, sale and installation of Bearings by VTI (HKSAR) in the HKSAR and Japan and VTI (HKSAR) may contract with any other affiliate of Shantou to manufacture, market and sell bearings in any other jurisdictions of the world..

2.02 Each of Shantou and VTI(HKSAR) will communicate with each other and cooperate in the spirit of communication and equality should Shantou or VTI (HKSAR) receive advice from time to time on any aspect of, or change to, the Bearings or the Documentation.

2.03 In Japan, VTI (HKSAR) will deal only with, or in cooperation with, Fujita unless the written consent of Fujita permitting VTI (HKSAR) to deal with any third party is received.

2.04 In the HKSAR, VTI (HKSAR) may sale Bearings directly or may enter into agency arrangements, partnerships, companies, joint ventures or other forms of associations with third parties on such terms and conditions as may from time to time be agreed for the sale of Bearings in the HKSAR and for the establishment of facilities for the manufacture of Bearings on conditions acceptable to Vibro-Tech Industries, Inc..

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ARTICLE 3 PURCHASE OF BEARINGS

3.01 Shantou will from time to time receive from VTI (HKSAR) orders to manufacture Bearings and will sell to VTI (HKSAR) at the cost of production of Shantou plus any value added tax levied under the law of the People's Republic of China Product as modified by the Supplementary Regulations of the Shantou Special Economic Zone for Encouragement of Investment at the order of VTI (HKSAR) plus the any cost of cargo, insurance and freight or installation, if such amounts are to be paid by Shantou.

3.02 Shantou represents, warrants and covenants to and with VTI (HKSAR) that the Bearings will be of merchantable quality and fit for the purpose for which they are intended.

3.03 Shantou will provide from time to time any additional warranty, covenant or guarantee regarding the quality or life of the Bearings as is appropriate as Enhancements occur.

ARTICLE 4 TERMINATION OF AGREEMENT

4.01 This Agreement will terminate on the earlier of December 31, 2050 or:

(a) on the liquidation of the Company under the Foreign Investment Enterprises Liquidation Procedures of the People's Republic of China;

(b) if VTI (HKSAR) fails within six months to make any payment to Shantou after notice has been given by Shantou that any such amount is due and owing to Shantou;

(c) three months after receipt by Shantou from VTI (HKSAR) that this Agreement is terminated, but any orders placed by VTI (HKSAR) before the delivery of such notice will be completed by Shantou and paid for by VTI (HKSAR);

(d) if VTI (HKSAR) should become insolvent, make under applicable law an assignment for the benefit of its creditors or petition a court in bankruptcy for relief from its creditors or the appointment of a receiver, trustee or other such person to manage the affairs of VTI (HKSAR) or liquidate the affairs of VTI (HKSAR) for the benefit of its creditors; or

(e) the time at which Shantou determines that any of VTI (HKSAR) or its legal representative is in breach of any condition in this Agreement.

ARTICLE 5 ARBITRATION

5.01 All disputes under this Agreement will be settled by the parties in the spirit of equality and cooperation and if not agreed between the parties will be settled by reference to a single arbitrator under the Supplementary Regulations of the Shantou Special Economic Zone for Encouragement of Foreign Investment as agreed upon by the parties, or if not agreed upon within four weeks of either party giving notice of a dispute, then as designated by VTI (HKSAR).

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ARTICLE 6 GENERAL PROVISIONS

6.01 Time is of the essence of the performance of every obligation under this Agreement, and no failure or lack of diligence by any party in proclaiming or seeking redress for any violation of, or insisting on strict performance of, any provision of this Agreement will prevent a subsequent violation of that provision, or of any other provision, from giving rise to any remedy that would be available if it were an original violation of that provision or another provision.

6.02 This Agreement will be binding upon and enure to the benefit of the respective heirs, executors, administrators and other legal representatives and, to the extent permitted hereunder, the respective successors and assigns, of the parties.

6.03 Unless otherwise provided herein, any notice, payment or other communication to a party under this Agreement may be made, given or served by delivery, telecopy or email and addressed as follows:

(a) if to VTI (HKSAR):

Vibro-Tech Industries Limited
Rooms 2001-4, Hang Seng Building
77 Des Voeux Road Central, HKSAR

Attention: Mr. Joe Chung

Tel/Fax: 011-852-2877-6608

with a copy to:

Vibro-Tech Industries, Inc.
201-11240 Bridgeport Road
Richmond, B.C.  V6X IT2

Attention: Mr. Jock Chong, President and Mr. William Chow, Chairman

Fax: 604-278-2712
Email: bjchong@idmail.com
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(b) if to the Company:

Shantou Vibro-Tech Industrial and Development Co Ltd.
Long Yan Nan Road
Shantou City, Guangdong Province, 510405 China

Tel/Fax: 011-8620-8382-8917

with a copy to:

Vibro-Tech Industries, Inc.
201-11240 Bridgeport Road
Richmond, B.C.  V6X IT2

Attention: Mr. Jock Chong, President and Mr. William Chow, Chairman

Fax: 604-278-2712
Email: bjchong@idmail.com
       ------------------

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6.04 Any notice, payment or other communication so delivered, telecopied or emailed will be deemed to have been given or served at the time of delivery or transmission by telecopy or email.

6.05 A party may by notice change its address for service.

7.06 This Agreement constitutes the entire agreement between the parties and supercedes all previous agreements or understandings between the parties in any way relating to its subject matter and the Company has made not representations, inducements, warranties or promises concerning this Agreement or the matters referred to herein which are not embodied in this Agreement.





IN WITNESS WHERE OF this Agreement has been executed by the parties as at the date first above written.

SHANTOU VIBRO-TECH INDUSTRIAL AND DEVELOPMENT CO. LTD.



By: /s/ William Chow
Print Name: William Chow


VIBRO-TECH INDUSTRIES LIMITED



By: /s/ Joe Chung
Print Name: Joe Chung